Exhibit 99.1

FOR IMMEDIATE RELEASE

O-I REPORTS FULL YEAR AND FOURTH QUARTER 2011 RESULTS

Goodwill write-off and other anticipated charges result in FY11 reported loss

Higher 2012 pricing expected to cover cost inflation

PERRYSBURG, Ohio (January 25, 2012) — Owens-Illinois, Inc. (NYSE: OI) today reported financial results for the full year and fourth quarter ending December 31, 2011.

Highlights

•      Reported net earnings: O-I reported a full year 2011 loss from continuing operations attributable to the Company of $3.12 per share, compared to earnings of $1.55 per share (diluted) in 2010. Despite higher sales and production volumes in 2011, the Company’s full year 2011 reported earnings were significantly lower due to the impact of several charges that management does not consider representative of ongoing operations. These charges were discussed in earlier quarters and include the Company’s goodwill impairment, asbestos-related costs, and restructuring and asset impairment.

•      Adjusted net earnings: Excluding the items not representative of ongoing operations, adjusted net earnings (non-GAAP) were $2.37 per share for full year 2011, compared to $2.60 per share for full year 2010. Fourth quarter 2011 adjusted net earnings were $0.48 per share, compared to $0.45 in the fourth quarter of 2010.

•      Higher sales and volume in 2011: Prior year acquisitions and organic growth across most regions drove net revenue higher in full year 2011 as tonnes shipped increased by more than 5 percent. Sales also benefited from favorable pricing and foreign currency translation.

•      Free cash flow and leverage ratio: O-I generated $220 million of free cash flow (non-GAAP) from continuing operations for full year 2011. At year end 2011, O-I’s leverage ratio was 2.9 times EBITDA.

•      2012 business outlook: O-I has negotiated higher prices on a significant portion of its annually contracted business. To mitigate the impact of unrecovered 2011 inflation and anticipated inflation in 2012, the Company expects higher global pricing. The Company’s shipments in 2012 should be in line with 2011 levels.

Full Year 2011

Full year net sales were $7.4 billion in 2011, up from $6.6 billion in 2010. Tonnes shipped increased by more than 5 percent from the prior year, as volumes improved across all regions. Acquisitions completed in 2010 represented about 4 percentage points of this volume growth, and organic growth provided more than one percentage point of the growth. Sales also benefited from favorable pricing and foreign currency translation.

The loss from continuing operations attributable to the Company for full year 2011 was $511 million, or $3.12 per share, compared with net earnings from continuing operations in 2010 of $258 million, or $1.55 per share (diluted). Exclusive of the items not representative of ongoing operations listed in Note 1, full year 2011 adjusted net earnings were $394 million, or $2.37 per share (diluted), compared with adjusted net earnings in full year 2010 of $434 million, or $2.60 per share (diluted). In Note 1, the primary charges for full year 2011 include an adjustment to the carrying value of the Asia Pacific region’s recorded goodwill, the annual adjustment of the Company’s asbestos-related liability, and restructuring and asset impairment.

O-I reported full year 2011 segment operating profit of $894 million, down from $964 million in 2010. Stronger shipments, higher sales prices and favorable foreign currency translation had a positive impact on earnings for the year. However, these factors were more than offset by increased manufacturing costs due to elevated cost inflation, North American supply chain issues in the second quarter of 2011 and weaker wine and beer markets in Australia. To address the issues in North America, the Company restarted two furnaces to rebuild inventories and reduce excess manufacturing and supply chain costs in that region. As a result, North American inventories were approximately 6 percent higher at the end of 2011 than the prior year. In Australia, the Company commenced restructuring activities to balance capacity with lower sales by closing one furnace at the end of the third quarter of 2011. An additional furnace closure will occur in Australia in the first quarter of 2012.

Commenting on full year 2011 results, Chairman and Chief Executive Officer Al Stroucken said, “We increased our free cash flow generation over prior year levels and focused on debt reduction in the second half of the year. Stronger shipments across all of our regions in 2011 were driven by prior year acquisitions and organic growth. However, high cost inflation and operational issues impacted our earnings for the full year.  We took immediate action and refocused on our operations, and we are increasing prices to recover inflation.”

Fourth Quarter 2011

Fourth quarter net sales from continuing operations were $1.818 billion in 2011, up from $1.728 billion in the prior year fourth quarter, as tonnes shipped increased by more than 4 percent year-over-year.

The loss from continuing operations attributable to the Company in the fourth quarter of 2011 was $774 million, or $4.71 per share, compared with a loss from continuing operations in the prior year of $83 million, or $0.51 per share. Exclusive of the items not representative of ongoing operations listed in Note 1, fourth quarter 2011 adjusted net earnings were $79 million, or $0.48 per share (diluted), compared to adjusted net earnings in the prior year fourth quarter of $76 million, or $0.45 per share (diluted). In Note 1, the primary charges for the fourth quarter of 2011 (described below) include an adjustment to the carrying value of the Asia Pacific region’s recorded goodwill, the annual adjustment of the Company’s asbestos-related liability, and restructuring and asset impairment.

O-I reported fourth quarter 2011 segment operating profit of $201 million, down from $221 million in the prior year, primarily due to the impact of cost inflation. Higher average selling prices, along with higher sales volume, offset only a portion of the cost inflation.

Corporate costs were lower in the fourth quarter of 2011 than in the prior year primarily due to better results from the Company’s global equipment sales business. Net interest expense and the Company’s effective tax rate in the quarter also were lower than the prior year.

Financial highlights

The Company reported total debt of $4.033 billion and cash of $400 million at December 31, 2011. Net debt was $3.633 billion, compared to $3.638 billion at the prior year end. Full year 2011 free cash flow was $220 million, which was allocated to the second quarter 2011 buyout of the minority partner interest in O-I’s southern Brazil operations and net debt reduction in the second half of the year. O-I’s leverage ratio was 2.9 times EBITDA at the end of the fourth quarter of 2011. As of December 31, 2011, in addition to cash on hand, O-I had $804 million of available liquidity under the Company’s global revolving credit facility.

As a result of debt financing for acquisitions completed in the latter part of 2010, full year 2011 net interest expense increased $42 million (excluding the Note 1 charges related to debt refinancing activities) from the prior year.

Asbestos-related cash payments during the full year and fourth quarter of 2011 were $170 million and $68 million, respectively. These payments compare with $179 million and $65 million for the same periods last year, respectively. New lawsuits and claims filed during the full year 2011 were slightly lower than in 2010.

In the fourth quarter of 2011, the Company recorded several significant non-cash charges to reported results. Management considers these charges (Note 1) to not be representative of ongoing operations and are described as follows:

•                  The Company’s Australian wine bottle sales decreased significantly in 2011, primarily due to wine producers reducing in-country bottling. The structural change in this wine market significantly reduced the Company’s financial outlook for the Asia Pacific region, which led to a detailed assessment of the region’s goodwill. Based on that evaluation, the Company eliminated the carrying value of Asia Pacific’s goodwill by recording a charge of $640 million (after tax amount attributable to the Company).

•                  The Company also conducted its annual comprehensive review of asbestos-related liabilities in the fourth quarter of 2011. As a result of that review, O-I recorded a charge of $165 million (before and after tax amount attributable to the Company). The accrued balance for future asbestos-related costs as of December 31, 2011, was $471 million.

•                  The Company recorded restructuring and asset impairment charges of approximately $63 million (after tax amount attributable to the Company) in the fourth quarter of 2011. This was primarily related to further costs expected as part of the realignment of Australian capacity, some adjustments to asset values in China and a furnace closure in Spain.

Business outlook

Commenting on the Company’s outlook for full year 2012, Stroucken said, “Currently, we expect 2012 shipments to be consistent with 2011 levels. We have successfully concluded a significant portion of our annual customer negotiations and we have attained the targeted price increases. However, we are cautious on our volume outlook until we complete additional price negotiations in February and gain further insight into uncertainties related to European macroeconomic conditions. In 2012, we expect better operating performance and pricing to cover inflation and lead to improved financial results.”

Note 1:

The table below describes the items that management considers not representative of ongoing operations.

$ Millions, except per-share amounts

	Three months ended December 31
	2011		2010
	Earnings	EPS	Earnings	EPS
Loss from Continuing Operations Attributable to the Company	$(774)	$(4.71)	$(83)	$(0.51)
Items that management considers not representative of ongoing operations consistent with Segment Operating Profit
Charge to adjust the carrying value of the Asia Pacific region’s goodwill	640	3.86
Charge for asbestos-related costs	165	1.00	170	1.02
Acquisition-related fair value inventory adjustments and restructuring, transaction and financing costs			18	0.11
Charges for restructuring and asset impairment	63	0.38	3	0.02
Net benefit related to changes in deferred tax valuation allowance and other tax-related items	(15)	(0.09)	(24)	(0.15)
Non-cash tax benefit transferred from other comprehensive income (equity)			(8)	(0.05)
Reconciling item for dilution effect(1)		0.04		0.01
Adjusted Net Earnings	$79	$0.48	$76	$0.45

$ Millions, except per-share amounts

	Twelve months ended December 31
	2011		2010
	Earnings	EPS	Earnings	EPS
Earnings (loss) from Continuing Operations Attributable to the Company	$(511)	$(3.12)	$258	$1.55
Items that management considers not representative of ongoing operations consistent with Segment Operating Profit
Charge to adjust the carrying value of the Asia Pacific region’s goodwill	640	3.86
Charge for asbestos-related costs	165	1.00	170	1.02
Acquisition-related fair value inventory adjustments and restructuring, transaction and financing costs			27	0.16
Charges for restructuring and asset impairment	91	0.54	11	0.07
Net benefit related to changes in deferred tax valuation allowance and other tax-related items	(15)	(0.09)	(24)	(0.15)
Non-cash tax benefit transferred from other comprehensive income (equity)			(8)	(0.05)
Charges for note repurchase premiums and write-off of finance fees	24	0.15
Reconciling item for dilution effect(1)		0.03
Adjusted Net Earnings	$394	$2.37	$434	$2.60

(1) This reconciling item is related to the difference between the calculation of earnings per share for reported net earnings and adjusted net earnings. For reported net earnings, for the three months and full year ending December 31, 2011 and for the three months ended December 31, 2010, diluted earnings per share of common stock were equal to basic earnings per share due to the loss from continuing operations recorded in each period. Diluted shares outstanding were used to calculate adjusted earnings per share for the three months and full years ending December 31, 2011 and December 31, 2010.

Company profile

Owens-Illinois, Inc. (NYSE: OI) is the world’s largest glass container manufacturer and preferred partner for many of the world’s leading food and beverage brands. With revenues of $7.4 billion in 2011, the Company is headquartered in Perrysburg, Ohio, USA, and employs more than 24,000 people at 81 plants in 21 countries. O-I delivers safe, effective and sustainable glass packaging solutions to a growing global marketplace. For more information, visit www.o-i.com.

Regulation G

The information presented above regarding adjusted net earnings relates to net earnings attributable to the Company exclusive of items management considers not representative of ongoing operations and does not conform to U.S. generally accepted accounting principles (GAAP). It should not be construed as an alternative to the reported results determined in accordance with GAAP. Management has included this non-GAAP information to assist in understanding the comparability of results of ongoing operations. Management uses this non-GAAP information principally for internal reporting, forecasting, budgeting and calculating bonus payments. Further, the information presented above regarding free cash flow does not conform to GAAP. Management defines free cash flow as cash provided by continuing operating activities less capital spending (both as determined in accordance with GAAP) and has included this non-GAAP information to assist in understanding the comparability of cash flows. Management defines underlying free cash flow as cash provided by continuing operating activities less capital spending from continuing operations (both as determined in accordance with GAAP), plus the addback of capital spending in China for replacement capacity lost due to the closure and potential sale of certain Chinese facilities. Management expects that the proceeds from the sale of these certain facilities should offset most or all of the replacement capacity capital spending in China and has included this non-GAAP information to assist in understanding the comparability of cash flows. Management uses this non-GAAP information principally for internal reporting, forecasting and budgeting. Management believes that the non-GAAP presentation allows the board of directors, management, investors and analysts to better understand the Company’s financial performance in relationship to core operating results and the business outlook.

The Company routinely posts important information on its website — www.o-i.com/investorrelations.

Forward looking statements

This news release contains “forward looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Forward looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward looking statements. It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) foreign currency fluctuations relative to the U.S. dollar, specifically the Euro, Brazilian real and Australian dollar, (2) changes in capital availability or cost, including interest rate fluctuations, (3) the general political, economic and competitive conditions in markets and countries where the Company has operations, including uncertainties related to the economic conditions in Europe and Australia, the expropriation of the Company’s operations in Venezuela, disruptions in capital markets, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws, (4) consumer preferences for alternative forms of packaging, (5) fluctuations in raw material and labor costs, (6) availability of raw materials, (7) costs and availability of energy, including natural gas prices, (8) transportation costs, (9) the ability of the Company to raise selling prices commensurate with energy and other cost increases, (10) consolidation among competitors and customers, (11) the ability of the Company to acquire businesses and expand plants, integrate operations of acquired businesses and achieve expected synergies, (12) unanticipated expenditures with respect to environmental, safety and health laws, (13) the performance by customers of their obligations under purchase agreements, (14) the Company’s ability to further develop its sales, marketing and product development capabilities, (15) the Company’s ability to resolve its production and supply chain issues in North America, (16) the Company’s success in implementing necessary restructuring plans and the impact of such restructuring plans on the carrying value of recorded goodwill, (17) the Company’s ability to successfully navigate the structural changes in Australia, (18) the proceeds from the land sales in China do not occur in the time schedule or amount that the Company expects, and (19) the timing and occurrence of events which are beyond the control of the Company, including any expropriation of the Company’s operations, floods and other natural disasters, and events related to asbestos-related claims. It is not possible to foresee or identify all such factors. Any forward looking statements in this document are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not assume any obligation to update or supplement any particular forward looking statements contained in this news release.

Conference call scheduled for January 26, 2012

O-I CEO Al Stroucken and CFO Ed White will conduct a conference call to discuss the Company’s latest results on Thursday, January 26, 2012, at 8:30 a.m., Eastern Time. A live webcast of the conference call, including presentation materials, will be available on the O-I website, www.o-i.com/investorrelations, in the Presentations & Webcast section.

The conference call also may be accessed by dialing 888-733-1701 (U.S. and Canada) or 706-634-4943 (international) by 8:20 a.m., Eastern Time, on January 26. Ask for the O-I conference call. A replay of the call will be available on the O-I website, www.o-i.com/investorrelations, for 90 days following the call.

Contacts:	O-I, Erin Crandall, 567-336-2355 — Investor Relations
O-I, Stephanie Johnston, 567-336-7199 — Corporate Communications

Copies of O-I news releases are available on the O-I website at www.o-i.com or at www.prnewswire.com.

O-I’s first quarter 2012 earnings conference call is currently scheduled for Thursday, April 26, 2012, at 8:30 a.m., Eastern Time.

# # #

OWENS-ILLINOIS, INC.

Condensed Consolidated Results of Operations

(Dollars in millions, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2011	2010	2011	2010

Net sales	$1,818	$1,728	$7,358	$6,633
Manufacturing, shipping, and delivery expense (a)	(1,514)	(1,420)	(5,979)	(5,283)

Gross profit	304	308	1,379	1,350

Selling and administrative expense	(130)	(125)	(556)	(492)
Research, development, and engineering expense	(19)	(19)	(71)	(62)
Interest expense (b)	(68)	(72)	(314)	(249)
Interest income	3	3	11	13
Equity earnings	14	13	66	59
Royalties and net technical assistance	4	4	16	16
Other income	5	6	11	16
Other expense (c)	(882)	(199)	(948)	(227)

Earnings (loss) from continuing operations before income taxes	(769)	(81)	(406)	424

Provision for income taxes (d)		7	(85)	(129)

Earnings (loss) from continuing operations	(769)	(74)	(491)	295

Earnings from discontinued operations				31

Gain (loss) on disposal of discontinued operations	3	(331)	1	(331)

Net loss	(766)	(405)	(490)	(5)

Net earnings attributable to noncontrolling interests	(5)	(7)	(20)	(42)

Net loss attributable to the Company	$(771)	$(412)	$(510)	$(47)

Amounts attributable to the Company:
Earnings (loss) from continuing operations	$(774)	$(83)	$(511)	$258
Earnings from discontinued operations				24
Gain (loss) on disposal of discontinued operations	3	(329)	1	(329)
Net loss	$(771)	$(412)	$(510)	$(47)

Amounts attributable to noncontrolling interests:
Earnings from continuing operations	$5	$9	$20	$37
Earnings from discontinued operations		—		7
Loss on disposal of discontinued operations		(2)		(2)
Net earnings	$5	$7	$20	$42

Basic earnings per share:
Earnings (loss) from continuing operations	$(4.71)	$(0.51)	$(3.12)	$1.57
Earnings from discontinued operations				0.14
Gain (loss) on disposal of discontinued operations	0.02	(2.01)	0.01	(2.00)
Net loss	$(4.69)	$(2.52)	$(3.11)	$(0.29)

Weighted average shares outstanding (000s)	163,957	163,181	163,691	164,271

Diluted earnings per share:
Earnings (loss) from continuing operations	$(4.71)	$(0.51)	$(3.12)	$1.55
Earnings from discontinued operations				0.14
Gain (loss) on disposal of discontinued operations	0.02	(2.01)	0.01	(1.97)
Net loss	$(4.69)	$(2.52)	$(3.11)	$(0.28)

Diluted average shares (000s)	163,957	163,181	163,691	167,078

(a)

Amount for the three months ended December 31, 2010, includes charges of $7 million ($4 million after tax amount attributable to the Company) for acquisition-related fair value inventory adjustments. The effect of these charges is a reduction in earnings per share of $0.03.

Amount for the year ended December 31, 2010, includes charges of $12 million ($7 million after tax amount attributable to the Company) for acquisition-related fair value inventory adjustments. The effect of these charges is a reduction in earnings per share of $0.04.

(b)

Amount for the year ended December 31, 2011 includes charges of $25 million ($24 million after tax) for note repurchase premiums and the write-off of finance fees related to debt that was repaid prior to its maturity. The aftertax effect of this charge is a reduction in earnings per share of $0.15.

(c)

Amount for the three months and year ended December 31, 2011, includes charges of $165 million (before and after tax amount attributable to the Company) to increase the accrual for estimated future asbestos-related costs. The effect of this charge is a reduction in earnings per share of $1.00.

Amount for the three months ended December 31, 2011, includes charges of $71 million ($63 million after tax amount attributable to the Company) for restructuring and asset impairment. The effect of this charge is a reduction in earnings per share of $0.38.

Amount for the year ended December 31, 2011, includes charges of $112 million ($91 million after tax amount attributable to the Company) for restructuring and asset impairment. The effect of this charge is a reduction in earnings per share of $0.54.

Amount for the three months and year ended December 31, 2011, includes charges of $641 million ($640 after tax amount attributable to the Company) for goodwill impairment. The effect of these charges is a reduction in earnings per share of $3.86.

Amount for the three months and year ended December 31, 2010, includes charges of $170 million (before and after tax amount attributable to the Company) to increase the accrual for estimated future asbestos-related costs. The effect of this charge is a reduction in earnings per share of $1.02.

Amount for the three months ended December 31, 2010, includes charges of $5 million ($3 million after tax amount attributable to the Company) for restructuring and asset impairment. The effect of this charge is a reduction in earnings per share of $0.02.

Amount for the year ended December 31, 2010, includes charges of $13 million ($11 million after tax amount attributable to the Company) for restructuring and asset impairment. The effect of this charge is a reduction in earnings per share of $0.07.

Amount for the three months ended December 31, 2010, includes charges of $14 million (before and after tax amount attributable to the Company) for acquisition-related restructuring, transaction and financing costs. The effect of these charges is a reduction in earnings per share of $0.08.

Amount for the year ended December 31, 2010, includes charges of $20 million (before and after tax amount attributable to the Company) for acquisition-related restructuring, transaction and financing costs. The effect of these charges is a reduction in earnings per share of $0.12.

(d)

Amount for the three months and year ended December 31, 2011, includes a tax benefit of $15 million for certain tax adjustments. The effect of this tax benefit is an increase in earnings per share of $0.09.

Amount for the three months and year ended December 31, 2010, includes a net tax benefit of $24 million related to the reversal of deferred tax valuation allowances. The effect of this tax benefit is an increase in earnings per share of $0.15.

Amount for the three months and year ended December 31, 2010, includes a non-cash tax benefit transferred from other comprehensive income (equity) of $8 million. The effect of this tax benefit is an increase in earnings per share of $0.05.

OWENS-ILLINOIS, INC.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$400	$640
Receivables, less allowances for losses and discounts	1,158	1,075
Inventories	1,012	946
Prepaid expenses	124	77

Total current assets	2,694	2,738

Investments and other assets:
Equity investments	315	299
Repair parts inventories	155	147
Pension assets	116	54
Deposits, receivables, and other assets	687	588
Goodwill	2,082	2,821

Total other assets	3,355	3,909

Property, plant, and equipment, at cost	6,899	7,016
Less accumulated depreciation	4,022	3,909

Net property, plant, and equipment	2,877	3,107

Total assets	$8,926	$9,754

Liabilities and Share Owners’ Equity
Current liabilities:
Short-term loans and long-term debt due within one year	$406	$354
Current portion of asbestos-related liabilities	165	170
Accounts payable	1,038	878
Other liabilities	636	677

Total current liabilities	2,245	2,079

Long-term debt	3,627	3,924
Deferred taxes	212	203
Pension benefits	871	576
Nonpension postretirement benefits	269	259
Other liabilities	404	381
Asbestos-related liabilities	306	306
Share owners’ equity:
The Company’s share owners’ equity:
Common stock	2	2
Capital in excess of par value	2,991	3,040
Treasury stock, at cost	(405)	(412)
Retained earnings (loss)	(428)	82
Accumulated other comprehensive loss	(1,321)	(897)

Total share owners’ equity of the Company	839	1,815
Noncontrolling interests	153	211

Total share owners’ equity	992	2,026

Total liabilities and share owners’ equity	$8,926	$9,754

OWENS-ILLINOIS, INC.

Condensed Consolidated Cash Flows

(Dollars in millions)

	Three months ended December 31,		Twelve months ended December 31,
	2011	2010	2011	2010
Cash flows from operating activities:
Net loss	$(766)	$(405)	$(490)	$(5)
Earnings from discontinued operations				(31)
(Gain) loss on disposal of discontinued operations	(3)	331	(1)	331
Non-cash charges:
Depreciation	97	102	405	369
Amortization of intangibles and other deferred items	4	4	17	22
Amortization of finance fees and debt discount	8	3	32	19
Non-cash tax benefit		(8)		(8)
Pension expense	23	19	91	73
Restructuring and asset impairment	71	5	112	13
Charge for acquisition-related fair value inventory adjustments		21		26
Future asbestos-related costs	165	170	165	170
Charge for goodwill impairment	641		641
Other	(25)	(4)	8	13
Pension contributions	(16)	(15)	(59)	(23)
Asbestos-related payments	(68)	(65)	(170)	(179)
Cash paid for restructuring activities	(12)	(12)	(39)	(61)
Other changes in non-current assets and liabilities	(13)	10	(100)	(58)
Change in components of working capital	118	74	(107)	(71)
Cash provided by continuing operating activities	224	230	505	600
Cash utilized in discontinued operating activities	(1)	(43)	(2)	(8)
Total cash provided by operating activities	223	187	503	592
Cash flows from investing activities:
Additions to property, plant, and equipment - continuing	(81)	(111)	(285)	(500)
Additions to property, plant, and equipment - discontinued				(3)
Acquisitions, net of cash acquired	4	(63)	(144)	(817)
Change in short-term investments	1
Net cash proceeds related to sale of assets and other	1	5	3	6
Cash utilized in investing activities	(75)	(169)	(426)	(1,314)
Cash flows from financing activities:
Additions to long-term debt	5	22	1,465	1,392
Repayments of long-term debt	(48)	(78)	(1,797)	(573)
Increase (decrease) in short-term loans - continuing	40	(11)	80	(39)
Decrease in short-term loans - discontinued				(2)
Net receipts (payments) for hedging activity		(13)	(22)	21
Payment of finance fees	(1)		(19)	(33)
Dividends paid to noncontrolling interests	(3)	(2)	(35)	(25)
Treasury shares purchased				(199)
Issuance of common stock and other		1	5	5
Cash provided by (utilized in) financing activities	(7)	(81)	(323)	547
Effect of exchange rate fluctuations on cash	3	3	6	3
Increase (decrease) in cash	144	(60)	(240)	(172)
Cash at beginning of period	256	700	640	812
Cash at end of period	$400	$640	$400	$640

OWENS-ILLINOIS, INC.

Consolidated Supplemental Financial Data

(Dollars in millions)

	Three months ended December 31,		Twelve months ended December 31,
	2011	2010	2011	2010
Net sales:

Europe	$697	$660	$3,052	$2,746
North America	463	436	1,929	1,879
South America	345	350	1,226	975
Asia Pacific	281	272	1,059	996

Reportable segment totals	1,786	1,718	7,266	6,596

Other	32	10	92	37

Net sales	$1,818	$1,728	$7,358	$6,633

Segment Operating Profit (a):

Europe	$41	$50	$325	$324
North America	48	53	236	275
South America	85	82	250	224
Asia Pacific	27	36	83	141

Reportable segment totals	201	221	894	964

Items excluded from Segment Operating Profit:
Retained corporate costs and other	(28)	(37)	(79)	(89)
Restructuring and asset impairment	(71)	(5)	(112)	(13)
Acquisition-related fair value inventory adjustments and restructuring, transaction and financing costs		(21)		(32)
Charge for asbestos related costs	(165)	(170)	(165)	(170)
Charge for goodwill impairment	(641)		(641)

Interest income	3	3	11	13
Interest expense	(68)	(72)	(314)	(249)
Earnings (loss) from continuing operations before income taxes	$(769)	$(81)	$(406)	$424

The following notes relate to Segment Operating Profit:

(a)

Segment Operating Profit consists of consolidated earnings before interest income, interest expense, and provision for income taxes and excludes amounts related to certain items that management considers not representative of ongoing operations as well as certain retained corporate costs.

The Company presents information on Segment Operating Profit because management believes that it provides investors with a measure of operating performance separate from the level of indebtedness or other related costs of capital. The most directly comparable GAAP financial measure to Segment Operating Profit is earnings before income taxes. The Company presents Segment Operating Profit because management uses the measure, in combination with net sales and selected cash flow information, to evaluate performance and to allocate resources.

A reconciliation from Segment Operating Profit to earnings from continuing operations before income taxes is included in the tables above.